Exhibit 99.1

ServiceMaster Brands Announces Full Mobilization of Cleaning and Disinfecting Services for Businesses and Homes Against COVID-19

ServiceMaster Brands offers 90 years of proven experience through a network of more than 2,200 small businesses.

Network makes up one of the largest cleaning and disinfecting service providers in North America.

Memphis, TN – (April 7, 2020) –  ServiceMaster Brands, a leading provider of essential cleaning and disinfecting services to homes and businesses, and a business unit of ServiceMaster Global Holdings, Inc. (NYSE: SERV), announced it is fully mobilizing its resources to support the national response to the COVID-19 pandemic.

“As one of the largest and most experienced cleaning and disinfection service providers in the world, we are certified and trained for moments such as this,” said Aster Angagaw, president of ServiceMaster Brands. “We are uniquely positioned, through our ServiceMaster Restore, ServiceMaster Clean, and Merry Maids businesses to provide disinfection services with up-to-date protocols and standards in alignment with CDC, EPA and OSHA guidelines.”

Disinfection and cleaning services are core ServiceMaster Brand capabilities, and the company has already performed thousands of COVID-19 related services across hundreds of healthcare facilities, schools, businesses and homes, that are directly related to the current COVID-19 pandemic. ServiceMaster Restore, ServiceMaster Clean, and Merry Maids franchisees are working to protect their customers, employees, and communities and help them adjust to the shifting landscape by focusing on the following:

Customer Safety and Service needs (healthcare facilities, schools, businesses and homes)

•	Prioritizing the needs of healthcare facilities and healthcare workers
•	Providing services, including pre-contamination protocols, post-contamination protocols and deep cleaning protocols with focus on high-touch points and other sensitive areas in customer environments
•	Performing enhanced customer service protocols, based on customer preferences and/or regulatory requirements, to minimize person-to-person interactions
•	Assisting essential businesses to stay open, and helping other businesses safely return to work, through deep cleaning protocols and services that help prevent the spread of COVID-19
•	Deploying the 24-hour emergency response capabilities of ServiceMaster Restore
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Monitoring information from the World Health Organization, the Center for Disease Control (CDC), and relevant local and state agencies, to adapt practices and protocols to continue to meet the needs of employees and customers

•	Leveraging the ServiceMaster network, capable of a one-hour response within 98 percent of the United States home and businesses population
•	Leveraging 90 years of experience in cleaning and disinfecting businesses and homes to protect customers

Employee Safety

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Increasing training, testing, and educational opportunities for employees of the network, including certifications in the use of personal protective equipment (PPE) and the adoption of social distancing

•	Offering updated health and safety protocols to prioritize hygienic safety, based on guidance from the CDC to minimize the spread of the coronavirus
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Ensuring adherence to strict health and safety protocols, including limiting employee-to-employee in-person interaction (for example, by enforcing ‘stay at home’ orders for ill/exposed employees) and increasing disinfection frequency for tools and materials

Resilience in Communities

•	ServiceMaster Restore, ServiceMaster Clean, and Merry Maids are holding regular virtual training sessions to ensure expertise leveraged across the field in response to COVID-19
•	The company’s experts are working closely with customers to respond to exposure events and deliver uninterrupted services in a timely matter

“We have been working around the clock, since the onset of this crisis, helping our customers by providing our disinfection services,” continued Angagaw. “Our clients are understandably concerned about their environments. We have always been there when our customers and communities need us the most, and now is no different.”

About ServiceMaster Brands

ServiceMaster Brands is a leading provider of cleaning, disinfection, restoration and related services in both the residential and commercial markets, operating through an extensive service network of providers in all 50 U.S. states and 10 countries. The company’s well-recognized brands include ServiceMaster Restore (restoration and reconstruction), ServiceMaster Clean (commercial cleaning), Merry Maids (residential cleaning), AmeriSpec (home inspections) and Furniture Medic (cabinet and furniture repair). ServiceMaster Brands is a business unit of ServiceMaster Global Holdings, Inc. (NYSE: SERV), a leading provider of essential residential and commercial services. To learn more about ServiceMaster Brands go to www.servicemaster.com.

Contact:

Kenneth Schweighofer,  973.896.5418,  Kenneth.schweighofer@servicemaster.com

Investor Relations: Jesse Jenkins, 901.597.8259, jesse.jenkins@servicemaster.com